Exhibit 99.1
Local Bounti Announces Fourth Quarter and Full Year 2025 Financial Results
Delivered 27% Annual Revenue Growth and Improved Net Loss and Adjusted EBITDA While Advancing Strategic Retail Partnership Discussions

During the First Quarter 2026, Secured New Retail Accounts to Expand Distribution and Improve Channel Mix

Existing Strategic Investor Closed on Additional $15 Million in Growth Capital

Issued U.S. Patent for Computer Vision and AI-Driven Growing Optimization
HAMILTON, MT – March 25, 2026 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company currently servicing approximately 13,000 retail doors, today announced its financial results for the three and twelve months ended December 31, 2025.

Kathleen Valiasek, President and CEO of Local Bounti, stated, "Our fourth quarter and full year results reflect a confluence of positive variables — each of our three state-of-the-art facilities are operating at full capacity, our top line grew meaningfully, and the work we’ve done to optimize our network and tighten our cost structure is showing up in our financial performance. The efforts to drive stability and efficiency across our operations have been relentless, and I want to commend the Local Bounti team for their continued focus."

Ms. Valiasek continued, "We are carrying significant momentum into 2026 and what makes this moment especially exciting is that our improving execution is converging with a positive shift in the market. The same retailers and strategic partners who were cautious about controlled environment agriculture (CEA) a few years ago are now in active discussions about long-term supply partnerships. The velocity of that engagement has picked up meaningfully. Achieving positive adjusted EBITDA remains our highest priority, and as we have shown in the cadence of our financial improvement over this past year, we have been charging ahead on all fronts to demonstrate our commitment toward achieving a sustainable model. As we think about 2026, we’re balancing that priority alongside maintaining the flexibility to execute on the commercial opportunities we are pursuing."

Craig Hurlbert, Executive Chairman of Local Bounti, stated, "What makes this moment particularly noteworthy for Local Bounti isn’t just the financial progress—it’s the industry's positive reception to CEA. Retailers are increasingly designing supply chains that assume CEA is permanent infrastructure, and they’re looking for the right partners to deliver product at scale. That’s the market validation we’ve been charging towards—and the additional $15 million investment from an existing strategic investor further underscores that confidence. Local Bounti is positioned at the center of this inflection point and we intend to capitalize on it."

Fourth Quarter 2025 Financial Summary

•Sales increased 24% to $12.5 million in the fourth quarter of 2025, as compared to $10.1 million in the prior year period. The increase was due to increased production and growth in sales from the facilities in Georgia, Texas, and Washington.
•Gross profit increased 182% to $1.5 million in the fourth quarter of 2025, as compared to $0.5 million in the prior year period. Adjusted gross margin percentage1, which excludes depreciation and stock-based compensation, and other non-core items, increased approximately 400 basis points to 29%, as compared to 25% in 2024.
•General and administrative expenses decreased by $1.0 million to $7.1 million in the fourth quarter of 2025, as compared to $8.1 million in the prior year period. The decrease was primarily driven by general cost savings measures. Adjusted general and administrative expense1, which excludes intangible impairment, stock-based compensation, depreciation and amortization, and other non-core items decreased 18% to $4.3 million, as compared to $5.3 million in the prior year period. During the fourth quarter of 2025, the Company reduced its annualized expenses by approximately $1.5 million (to include operating expenses and cost of goods sold).
•Net loss decreased to $8.7 million in the fourth quarter of 2025 as compared to net loss of $36.3 million for the prior year period, primarily due to a $14.3 million reduction in net interest expense resulting from the debt restructuring activities the Company completed in the first quarter of 2025.
•Adjusted EBITDA1 loss improved 38% to $5.8 million, as compared to a loss of $9.3 million in the prior year period. Adjusted EBITDA loss for 2025 excludes $1.1 million in stock-based compensation, $4.2 million in interest expense, $5.6 million of depreciation and amortization, $5.0 million loss on change in fair value of warrant liability, and other non-core items.

Full Year 2025 Financial Summary

•Sales increased 27% to $48.4 million in 2025, as compared to $38.1 million in 2024. The increase was due to increased production and growth in sales from the facilities in Georgia, Texas, and Washington.
•Gross profit increased 43% to $5.9 million in 2025, as compared to $4.1 million in 2024. Adjusted gross margin percentage1, which excludes depreciation and stock-based compensation, and other non-core items, increased approximately 200 basis points to 29%, as compared to 27% in 2024.
•General and administrative expenses increased by $0.9 million to $33.8 million in 2025, as compared to $32.9 million in 2024. The increase was primarily driven by a $3.7 million intangible impairment associated with the "Pete's" trade name, which is no longer in use. Adjusted general and administrative expense1, which excludes the aforementioned intangible impairment, stock-based compensation, depreciation and amortization, and other non-core items decreased 9% to $18.5 million, as compared to $20.3 million in the prior year period. During 2025, the Company reduced its annualized expenses by nearly $10 million (to include operating expenses and cost of goods sold).
•Net loss decreased 21% to $94.4 million in 2025 as compared to net loss of $119.9 million for the prior year period, primarily due to a $26.8 million reduction in net interest expense resulting from the debt restructuring activities the Company completed in the first quarter of 2025.
•Adjusted EBITDA1 loss improved 12% to $28.3 million, as compared to a loss of $32.1 million in the prior year period. Adjusted EBITDA loss for 2025 excludes $5.2 million in stock-based compensation, $32.2 million in interest expense, $23.2 million of depreciation and amortization, $3.4 million loss on change in fair value of warrant liability, and other non-core items.

1See the reconciliation of GAAP measures to non-GAAP measures at the end of this press release for more information.

Product Development

Local Bounti's launch of its family-sized 10-ounce Romano Caesar Salad Kit in the Pacific Northwest continues to build momentum with consumers at retail — the kit realized a 75% increase in its baseline velocity (units sold per store per week) during the fourth quarter.

The Company continues to pursue growth of its Arugula offering following its successful launch at both its Pasco, WA and Mount Pleasant, TX facilities in early 2025. Conventional arugula is often unreliable and insufficient and is a category that the Company believes it can continue to address through leveraging its baby leaf capabilities.

Distribution

The Company currently services approximately 13,000 retail doors and expanded its retail presence in select southern markets with a new national retailer in the fourth quarter. During the first quarter of 2026, the Company secured two additional accounts that are expected to launch in the coming months – a large premier retail customer covering more than 250 stores with a six SKU placement rollout and a large regional retailer. The Company’s quarterly sales to a major e-commerce and DTC customer accelerated by more than 600% during 2025.

Commercial Facilities Update

Yield Enhancement

The Company continues to advance its yield improvement and cost reduction initiatives across its facility network. Tower upgrades were completed at each of its facilities during the fourth quarter, which resulted in enhanced production efficiency and an approximate 10% increase in run-rate yield capacity to reach the Company’s highest yields to date in the Company’s history.

The Company is also making select investments in its California facilities to improve operational efficiency, which it believes can improve yields by as much as 20%, resulting in increased throughput and enhanced margins.

Capacity Expansion Project

Plans remain in place to build additional capacity across the Company's network of facilities enabled with its patented Stack & Flow Technology®. The expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors. The timing and scope of these projects, including plans to expand into the Midwest, remain under review pending ongoing discussions with retailers to optimize those facilities for specific products in support of retail commitments and strategies to expand distribution.

Intellectual Property

In February 2026, Local Bounti was issued U.S. Patent No. 12,557,741, titled "Optimizing Growing Process in a Hybrid Growing Environment Using Computer Vision and Artificial Intelligence." The patent covers the Company’s proprietary methods for using computer vision, machine learning, and automated environmental controls to optimize plant growth across its hybrid vertical and greenhouse growing phases. This is a significant milestone that strengthens the competitive moat around Local Bounti’s patented Stack & Flow Technology platform and underscores the Company’s technology leadership in controlled environment agriculture. The Company has been deploying these capabilities across all of its Stack & Flow Technology–enabled facilities with tangible results, using AI-driven analysis of plant growth and environmental data to drive improved consistency and yield.

Capital Structure

The Company ended the quarter with cash and cash equivalents and restricted cash of $10.7 million as of December 31, 2025.

Subsequent to year end, in March 2026, the Company received a $15 million investment from an existing strategic investor, further demonstrating continued confidence in Local Bounti’s business and long-term growth trajectory.

Over the course of 2025, Local Bounti transformed its capital structure through a series of transactions that significantly improved its balance sheet and financial flexibility. In the first quarter, the Company closed a $25 million equity investment from new and existing investors and restructured its senior credit facility, resulting in a new 10-year term with no cash interest or principal payments until April 2027 and the cancellation of approximately $197 million of debt principal and accrued interest. In August 2025, the Company’s existing strategic investors committed $10 million through a convertible note paired with a corresponding $10 million reduction in senior debt principal. The Company also executed equipment leasing arrangements during the year to further bolster liquidity. Combined, these transactions have positioned Local Bounti with the financial flexibility to be strategic with partnerships and growth investments as it advances toward profitability.

As of December 31, 2025, Local Bounti had approximately 22.2 million shares outstanding, 6.8 million common shares under warrants outstanding, and approximately 2.9 million restricted stock units outstanding. The Company also has an out-of-the-money convertible note that, if converted, would result in the issuance of approximately 4.1 million common shares. Including the shares issuable in the event of conversion of the convertible note, as well as the warrants and restricted stock units, the Company had a fully diluted share count of approximately 36.0 million shares outstanding as of December 31, 2025.

Financial Outlook

The Company expects continued sequential improvements in revenue and adjusted EBITDA loss rate in 2026, driven by ongoing sales growth, cost reduction initiatives, and the ramp of its facilities network. Achieving positive adjusted EBITDA remains a key priority, and management believes the trajectory of financial performance demonstrated throughout 2025 positions the Company to reach this objective.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Wednesday, March 25, 2026. To participate on the live call, listeners in North America may dial (877) 514-3623 and international listeners may dial +1 (201) 689-8768. The Conference ID is 13757430.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'revolutionize agriculture, ensuring accessibility to fresh, sustainable, locally grown produce and nourishing communities everywhere for generations to come,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," "anticipate," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding improving revenue, sales, costs, margins, and financial metrics; product and customer expansions and related timing; facility operations and adjustments; deployment of new technologies; strategic discussions with customers and others; commercial opportunities; financial guidance; timing for reaching positive adjusted EBITDA; lowering cost of capital; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Local Bounti’s ability to continue as a going concern and the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms or at all; Local Bounti's ability to generate significant revenue; restrictions and covenants contained in Local Bounti's debt facility agreements with Cargill Financial Services International, Inc. and Local Bounti's ability to comply therewith; the risk that the concentrated ownership of our common stock will prevent other stockholders from influencing significant decisions; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to complete the build out of its current or additional facilities in the future; Local Bounti's reliance on third parties for construction, the risk of delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to scale its operations and decrease its cost of goods sold over time; the potential for damage to or problems with Local Bounti's facilities; the impact that current or future acquisitions, investments or expansions of scope of existing relationships have on Local Bounti's business, financial condition, and results of operations; unknown liabilities that may be assumed in acquisitions; Local Bounti's ability to attract and retain qualified employees; Local Bounti's ability to develop and maintain its brand or brands; Local Bounti's ability to achieve its sustainability goals; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risk of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive markets in which it operates; Local Bounti's ability to defend itself against intellectual property infringement claims or other litigation; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; changes in consumer preferences, perception, and spending habits in the food industry; the risk that seasonality may adversely impact Local Bounti's results of operations; Local Bounti's ability to repay, refinance, restructure, or extend its indebtedness as it comes due; Local Bounti's ability to comply with the continued listing requirements of the New York Stock Exchange ("NYSE") or timely cure any noncompliance thereof; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based. We have not filed our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2025. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-K.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains, and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, and amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, business acquisition and strategic transaction due diligence and integration related costs, litigation costs, loss on disposal of fixed assets, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation and stock-based compensation, and certain other non-core items. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted general and administrative expense as general and administrative expense excluding stock-based compensation, depreciation, amortization, business acquisition and strategic transaction due diligence and integration related costs, litigation costs, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures to assess performance and planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP, and the methods the Company uses to compute them may differ from those used by other companies. Non-GAAP financial measures are supplemental; they should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the quarter and year ended December 31, 2025.

Contact:

Kathleen Valiasek, President and CEO
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$4,233	$937
Restricted cash	6,486	6,529
Accounts receivable, net	2,203	2,282
Inventory, net	7,419	6,814
Prepaid expenses and other current assets	1,686	2,261
Total current assets	22,027	18,823
Property and equipment, net	357,427	370,978
Finance lease right-of-use assets, net	214	277
Operating lease right-of-use assets, net	47	73
Intangible assets, net	30,778	37,783
Other assets	—	101
Total assets	$410,493	$428,035

Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$11,782	$16,987
Accrued liabilities	3,653	18,082
Short-term debt	—	20,205
Financing obligation	89	51
Operating lease liabilities	32	30
Finance lease liabilities	81	81
Total current liabilities	15,637	55,436
Long-term debt
Principal amount	312,250	447,718
Plus: Debt premium, net of amortization	172,368	—
Less: Debt discount, net of amortization	(1,498)	—
Less: Unamortized deferred financing costs	—	(31,141)
Long-term debt, net	483,120	416,577
Accrued interest, noncurrent	14,515	—
Financing obligation, noncurrent	52,015	49,856
Operating lease liabilities, noncurrent	25	57
Finance lease liabilities, noncurrent	155	206
Warrant liabilities	11,262	6,403
Total liabilities	576,729	528,535
Commitments and contingencies
Stockholders' deficit
Common stock, $0.0001 par value, 400,000,000 shares authorized; 22,223,800 and 8,656,122 issued and outstanding as of December 31, 2025 and 2024, respectively	2	1
Additional paid-in capital	351,371	322,729
Accumulated deficit	(517,609)	(423,230)
Total stockholders' deficit	(166,236)	(100,500)
Total liabilities and stockholders' deficit	$410,493	$428,035

LOCAL BOUNTI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended, December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Sales	$12,457	$10,070	$48,365	$38,138
Cost of goods sold(1)(2)	10,936	9,530	42,505	34,048
Gross profit	1,521	540	5,860	4,090
Operating expenses:
Research and development(1)(2)	5,436	7,185	25,575	22,287
Sales and marketing(1)(2)	2,196	2,021	9,143	7,893
General and administrative(1)(2)	7,111	8,108	33,769	32,878
Total operating expenses	14,743	17,314	68,487	63,058
Loss from operations	(13,222)	(16,774)	(62,627)	(58,968)
Other income (expense):
Change in fair value of warrant liabilities	5,009	1,974	(3,358)	811
Interest expense, net	(4,167)	(18,503)	(32,167)	(58,923)
Other income (expense), net	3,683	(2,955)	3,773	(2,822)
Net loss	(8,697)	(36,258)	(94,379)	(119,902)
Less: Deemed dividend to preferred stockholders	—	—	403	—
Net loss attributable to common stockholders	$(8,697)	$(36,258)	$(94,782)	$(119,902)

Net loss applicable to common stockholders per common share:
Basic and diluted	$(0.38)	$(4.21)	$(5.61)	$(14.14)
Weighted average common shares outstanding:
Basic and diluted	22,808,125	8,609,861	16,895,925	8,480,247

(1) Amounts include stock-based compensation as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cost of goods sold	$22	$(2)	$124	$73
Research and development	24	24	232	274
Sales and marketing	100	51	441	(13)
General and administrative	944	1,174	4,394	3,014
Total stock-based compensation expense, net of amounts capitalized	$1,090	$1,247	$5,191	$3,348

(2) Amounts include depreciation and amortization as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cost of goods sold	$2,085	$1,940	$8,142	$6,137
Research and development	2,376	2,600	9,933	7,631
General and administrative	1,149	1,346	5,122	5,103
Total depreciation and amortization	$5,610	$5,886	$23,197	$18,871

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Sales	$12,457	$10,070	$48,365	$38,138
Cost of goods sold	10,936	9,530	42,505	34,048
Gross profit	1,521	540	5,860	4,090
Depreciation	2,085	1,940	8,142	6,137
Stock-based compensation	22	(2)	124	73
Storm damage lost product	33	—	33	—
Restructuring and business realignment costs	—	—	56	—
Acquisition related integration costs	—	—	—	183
Adjusted gross profit	$3,661	$2,478	$14,215	$10,483
Adjusted gross margin %	29%	25%	29%	27%

RECONCILIATION OF GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
General and administrative	$7,111	$8,108	$33,769	$32,878
Stock-based compensation	(944)	(1,174)	(4,394)	(3,014)
Depreciation and amortization	(1,149)	(1,346)	(5,122)	(5,103)
Intangibles impairment	—	—	(3,700)	—
Loss on disposal of fixed assets	(238)	(41)	(264)	(1,651)
Business acquisition and strategic transaction due diligence and integration related costs	(218)	(240)	(414)	(2,296)
Litigation	(129)	(33)	(784)	(230)
Restructuring and business realignment costs	(98)	(7)	(578)	(305)
Adjusted general and administrative	$4,335	$5,267	$18,513	$20,279

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net loss	$(8,697)	$(36,258)	$(94,379)	$(119,902)
Stock-based compensation expense	1,090	1,247	5,191	3,348
Interest expense, net	4,167	18,503	32,167	58,923
Depreciation and amortization	5,610	5,886	23,197	18,871
Intangibles impairment	—	—	3,700	—
Loss on disposal of fixed assets	238	41	264	1,651
Storm damage lost product	33	—	33	—
Business acquisition and strategic transaction due diligence and integration related costs	218	240	414	2,479
Debt restructuring and transaction cost	—	—	1,041	—
Intellectual property and other litigation	129	33	784	230
Restructuring and business realignment costs	98	7	757	305
Change in fair value of warrant liability	(5,009)	(1,974)	3,358	(811)
Other income (expense), net	(3,683)	2,955	(4,814)	2,822
Adjusted EBITDA	$(5,806)	$(9,320)	$(28,287)	$(32,084)